Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2010, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for noncontrolling interests in 2007 and 2008) and financial statement schedule of Michael Baker Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

June 17, 2010